Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Anthem, Inc. of our reports dated February 26, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cigna Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference of our report dated February 26, 2015 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

September 17, 2015

PricewaterhouseCoopers LLP, 2001 Market Street, Philadelphia, PA 19103

T: (267) 330 3000, F: (267) 330 3300, www.pwc.com/us